EXHIBIT 99.1

NEWS RELEASE

Immediate Release	Contacts: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728
Leigh Parrish, Financial Dynamics
(212) 850-5651
Stephanie Rich, Financial Dynamics
(212) 850-5706

SPORT CHALET REPORTS THIRD QUARTER FISCAL 2008 RESULTS

Los Angeles, California - (February 5, 2008) - Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced financial results for its third fiscal quarter ended December 30, 2007.

Third Quarter Results
Sales increased 1.6% to $116.6 million for the third quarter of fiscal 2008 from $114.7 million for the third quarter of 2007. Ten new stores not included in same store sales contributed $9.5 million in sales for the quarter while same store sales decreased 6.9%. Sales were negatively impacted by soft macroeconomic trends as well as warm weather and wildfires in the Company’s core Southern California market.

Gross profit as a percent of sales was 30.2% compared to 32.5% for the third quarter of last year. The decline was primarily due to increased rent as a percent of sales as well as a higher level of promotional activity compared to the third quarter of fiscal 2007. Selling, general and administrative expenses (SG&A) as a percent of sales increased to 26.2% from 23.9% last year, reflecting higher expenses as the Company’s newer stores ramp up as well as reduced leverage from lower same store sales.

As expected, the Company recorded a non-cash impairment charge of $2.1 million pre-tax, or $0.09 per diluted share, in relation to certain California stores. Including the non-cash impairment charge, net loss for the third quarter of 2008 was $682,000, or $0.05 per diluted share. Excluding the non-cash impairment charge, net income for the third quarter of 2008 was $574,000, or $0.04 per diluted share. This compares to net income of $4.0 million, or $0.28 per diluted share, for the third quarter last year.

Craig Levra, Chairman and CEO, stated, “As we previously reported, there were a number of factors that contributed to a very challenging retail environment across our markets in the third quarter. Southern California was particularly impacted by the area’s wildfires at the start of the quarter, a later start to the winter season and weak consumer demand resulting from the severe housing market downturn. Despite soft macroeconomic trends, we remain focused on key areas designed to position Sport Chalet as a market leader in specialty sports - enhancing the customer’s shopping experience, expanding our store base in existing markets, and improving our infrastructure and technology to create a more efficient organization.”

Nine-Month Results
For the nine months ended December 30, 2007, sales increased 5.3% to $305.8 million from $290.4 million for the first nine months of the prior year. Sales from twelve new stores not included in same store sales contributed $24.9 million to total sales for the first nine months of fiscal 2008. Same store sales on a same day basis decreased 3.0% for the nine-month period. Sales in the first nine months of fiscal 2008 were reduced by $2.1 million due to the Company’s calendar change last year which resulted in two fewer selling days compared to the nine months ended December 30, 2006.

Gross profit as a percent of sales was 29.8% for the nine months ended December 30, 2007 compared to 31.5% in the same period last year. The decline was due to increased rent as a percent of sales in newer stores as well as increased promotional activity in the third quarter which offset gains generated through continued improvements in merchandise procurement. SG&A as a percent of sales for the nine-month period was 25.9% compared to 24.9% in the same period of fiscal 2007, reflecting increased expenses from new stores, partially offset by cost savings from existing stores.

Including the aforementioned non-cash impairment charge recorded in the third quarter, net loss for the nine months ended December 30, 2007 was $607,000 or $0.04 per diluted share. Excluding the non-cash impairment charge, net income for the first nine months of fiscal 2008 was $654,000, or $0.05 per diluted share. This compares to net income of $6.2 million, or $0.43 per diluted share, for the nine months ended December 1, 2006.

Craig Levra, Chairman and CEO, concluded, “We continue to prudently manage our business, making important investments today that will position the Company for long-term sales and earnings growth. We have been successful in moving forward with a number of significant IT initiatives this fiscal year which include our SAP installation and completing the rollout of enterprise selling to all stores. All of our stores are in optimal shape and we continue to be committed to providing a superior in-store experience through our “expert” approach to customer service. As we look forward, current macroeconomic trends are causing us to be cautious in our outlook for the remainder of fiscal 2008 and into fiscal 2009. While we are continuing to advance our store openings plans we will be selective in our new locations to take into consideration a challenging operating environment. As we have previously stated, the challenging environment in which we are operating is only creating added focus within the Sport Chalet Team. We remain confident that we are taking the right steps now to position Sport Chalet for long-term success as economic and market trends improve.”

Fiscal Year 2008 Outlook

Based on recent macroeconomic and Company trends, management currently expects full fiscal year net sales will increase moderately over fiscal 2007 while comparable store sales are expected to decline approximately 2% to 4%. Excluding the non-cash impairment charge of $0.09 per diluted share recorded in the third quarter of fiscal 2008, the Company anticipates reporting a slight net loss for the full fiscal year 2008.

New Store Openings

As the Company announced separately today, Sport Chalet currently anticipates opening three to four new stores during calendar 2008 as well as completing one store relocation.  The new stores will be focused on adding density to current markets, namely Southern California and Arizona.

Conference Call and Webcast
Sport Chalet will host a conference call and audio webcast today at 2:00 p.m. (Pacific) to discuss the financial results for the third quarter. The conference call may be accessed by dialing (706) 634-4840 and also via audio webcast at: www.sportchalet.com or www.earnings.com. A replay of the conference call will be available through Tuesday, February 12, 2008 by dialing (706) 645-9291 (conference ID32873034) and an archive of the webcast will be available for 90 days following the conclusion of the conference call.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada, Arizona and Utah. The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 52 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Net sales	$116,557,601	$114,682,558	$305,780,954	$290,403,557
Cost of goods sold, buying and
occupancy costs	81,310,271	77,451,480	214,671,377	199,063,241
Gross profit	35,247,330	37,231,078	91,109,577	91,340,316

Selling, general and administrative
expenses	30,545,942	27,392,365	79,068,444	72,396,203
Depreciation and amortization	3,278,658	2,909,816	9,766,560	8,294,911
Impairment charge	2,077,307	-	2,077,307	-
Income (loss) from operations	(654,577)	6,928,897	197,266	10,649,202

Interest expense	489,694	291,336	1,205,889	352,523
Income (loss) before taxes	(1,144,271)	6,637,561	(1,008,623)	10,296,679

Income tax provision (benefit)	(462,183)	2,632,175	(401,632)	4,079,179
Net income (loss)	$(682,088)	$4,005,386	$(606,991)	$6,217,500

Earnings (loss) per share:
Basic	$(0.05)	$0.29	$(0.04)	$0.45
Diluted	$(0.05)	$0.28	$(0.04)	$0.43

Weighted average number of
common shares outstanding:
Basic	14,086,791	13,925,434	14,059,951	13,735,241
Diluted	14,086,791	14,533,410	14,059,951	14,332,817

SPORT CHALET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 30,	April 1,
	2007	2007
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$7,634,771	$3,840,757
Accounts receivable, net	3,526,542	6,894,282
Merchandise inventories	106,142,989	87,066,998
Prepaid expenses and other current assets	5,424,117	4,827,232
Prepaid income taxes	3,857,242	1,481,914
Deferred income taxes	4,012,064	3,145,502
Total current assets	130,597,725	107,256,685

Fixed assets, net	65,413,458	59,487,415
Deferred income taxes	1,989,415	4,504,986
Total assets	$198,000,598	$171,249,086

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$38,807,739	$29,407,673
Loan payable to bank	22,000,000	11,776,278
Salaries and wages payable	3,635,282	4,999,139
Other accrued expenses	22,740,515	15,580,770
Total current liabilities	87,183,536	61,763,860

Deferred rent	24,189,851	23,059,084
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares - none	-	-
Class A Common Stock, $.01 par value:
Authorized shares - 46,000,000
Issued and outstanding shares - 12,353,871 at
December 30, 2007 and 12,252,654 at April 1, 2007	123,539	122,527
Class B Common Stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares - 1,755,471 at
December 30, 2007 and 1,741,489 at April 1, 2007	17,555	17,415
Additional paid-in capital	33,997,660	33,190,752
Retained earnings	52,488,457	53,095,448
Total stockholders’ equity	86,627,211	86,426,142
Total liabilities and stockholders’ equity	$198,000,598	$171,249,086

SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended
	December 30, 2007	December 31, 2006
Operating activities
Net income (loss)	$(606,991)	$6,217,500
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	9,766,560	8,294,911
Impairment charge	2,077,307	-
Loss on disposal of equipment	64,344	158,300
Share-based compensation	188,372	122,448
Deferred income taxes	1,649,009	(729,085)
Changes in operating assets and liabilities:
Accounts receivable	3,367,740	(2,070,402)
Merchandise inventories	(19,075,991)	(33,969,570)
Prepaid expenses and other current assets	(596,885)	(641,134)
Prepaid income taxes	(2,375,328)	1,012,493
Accounts payable	9,400,066	27,045,337
Salaries and wages payable	(1,363,857)	(585,055)
Other accrued expenses	7,159,745	7,561,153
Deferred rent	1,130,767	2,640,136
Net cash provided by operating activities	10,784,858	15,057,032

Investing activities
Purchase of fixed assets	(17,834,254)	(17,160,666)
Net cash used in investing activities	(17,834,254)	(17,160,666)

Financing activities
Proceeds from bank borrowing	91,221,358	33,826,455
Repayments of bank borrowing	(80,997,636)	(33,826,455)
Proceeds from exercise of stock options	319,920	1,353,253
Optionee withholding taxes from exercise of stock options		(890,264)
Tax benefit on employee stock options	299,768	1,175,773
Net cash provided by financing activities	10,843,410	1,638,762

Increase (decrease) in cash and cash equivalents	3,794,014	(464,872)
Cash and cash equivalents at beginning of period	3,840,757	2,563,930
Cash and cash equivalents at end of period	$7,634,771	$2,099,058

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes	$-	$2,620,000
Interest	1,071,787	210,136